Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

 SERIES A CONVERTIBLE PREFERRED STOCK

OF

BALIUS CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Casey Cordes, hereby certifies that:

I.  He is the duly elected and acting Chief Executive Officer of Balius Corp., a Nevada corporation (the “Corporation”).

II.  The Articles of Incorporation of the Corporation authorize 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). No shares of the authorized Preferred Stock have been issued.

III.  The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on April 14, 2014, pursuant to the Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized by §2(B) of Article III the Corporation’s Amended and Restated Articles of Incorporation dated April 16, 2014, filed in the Nevada Secretary of State’s official records on April 16, 2014, effective April 15, 2014 (the “Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock, set the number of shares constituting such series and fix the preferences, rights, qualifications, limitations and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a series of Preferred Stock and the number of shares constituting such series and fixes the preferences, rights, qualifications, limitations and restrictions relating to such series as follows:

A.     DESIGNATION AND RANK. The designation of this series of the Preferred Stock shall be the Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be two hundred thousand (200,000) shares (the “Preferred Shares”). The Series A Preferred Stock shall rank senior to the Common Stock and to all other classes and series of equity securities of the Corporation that by their terms do not rank senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

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B.     DEFINITIONS. The following capitalized terms shall have the following respective meanings when used in this Certificate of Designations, Preferences and Rights (the “Certificate of Designation”), and shall be equally applicable to both the singular and plural forms of the terms defined herein:

“Available Assets” means in the case or a liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation that are legally available for distribution to the stockholders of the Corporation, with the value of such assets and funds determined pursuant to Section D hereof.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

“Conversion Price” means as of any Conversion Date or other date of determination, an amount equal to $1.00, subject to adjustment as provided herein.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

“Deemed Series A Issue Price” means $1.00 per each share of Series A Preferred Stock (as adjusted for any combinations, subdivisions, reorganizations and recapitalizations or the like of the Series A Preferred Stock).

“Excluded Securities” means shares of Common Stock issued or sold or deemed to have been issued or sold by the Corporation in connection with any employee benefit plan which has been approved by the Board of Directors of the Corporation and a majority of the outstanding shares of Series A Preferred Stock, pursuant to which the Corporation’s securities may be issued to any employee, officer or director for services provided to the Corporation.

“Fundamental Transaction” means that the Corporation shall, without prior consent of the Required Holders, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

“Issuance Date” means the original date on which the shares of Series A Preferred Stock were issued by the Corporation.

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“Junior Securities” means any equity securities of the Corporation other than the Series A Preferred Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any individual, partnership (including limited partnership), corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof or other entity.

“Required Holders” means the holders of the Preferred Shares representing at least a majority of the shares of Common Stock underlying the Preferred Shares then outstanding.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Liquidation Value” means with respect to each share of Series A Preferred Stock, as of the date of determination, the sum (i) three (3) times the Deemed Series A Issue Price (less receipt of any amount representing a Series A Dividend), plus (ii) all unpaid Series A Dividends and other dividends on such share of Series A Preferred Stock, in each case plus interest accrued thereon, if any.

“Stated Value” means $31.37931.

“Subsidiary” means, with respect to any entity, any corporation, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such entity or one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

C.      DIVIDENDS.

(1)      Series A Dividend. The holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a cash dividend in the aggregate amount of $435,000 (the “Series A Dividend”). One half of the Series A Dividend shall be payable upon the generation of cumulative gross revenue of $500,000 or one or more equity financings in the aggregate amount of $500,000. One-half of the Series A Dividend shall be payable upon the generation of cumulative gross revenue of an additional $500,000 or one or more equity financings in the aggregate amount of an additional $500,000. The Series A Dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Corporation the dated upon which the Series A Dividend becomes payable (the “Dividend Payment Date”). The Series A Dividend shall be due and payable whether or not declared by the Board. If there is not sufficient profits, surplus or other funds of the Corporation legally available for the payment of all Series A Dividends when so declared, then the Corporation shall use that amount of cash legally available for payment of dividends, if any, to pay a portion of the Series A Dividends to the holders of Series A Preferred Stock, which payment shall be distributed ratably among such holders based upon the Series A Dividends that have accrued with respect to each such holder’s shares of Series A Preferred Stock. Any accrued but unpaid Series A Dividends shall accrue interest at the rate of ten percent (10%) per annum for the period commencing on a Dividend Payment Date and continuing until the date on which such portion of the Series A Dividend is paid. The Series A Dividends shall be cumulative such that all accrued and unpaid Series A Dividends and interest thereon shall be fully paid or declared with funds irrevocably set apart for payment thereof before any dividend, distribution or payment can be made or set aside with respect to any Junior Securities. If any Series A Preferred Stock is converted into Common Stock pursuant to Section F hereof, the holder of the Series A Preferred Stock at the time of such conversion shall be entitled to receive on the next Dividend Payment Date a pro rated portion of the Series A Dividend for the portion of such dividend up to and including the date on which such Series A Preferred Stock was so converted.

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(2)     Series A Participation in Common Stock Dividend. If at any time pursuant to Section C(3) of this Certificate, the Board shall declare a dividend or distribution on the Common Stock out of funds legally available therefor, then such dividend or distribution shall be paid with respect to each share of Series A Preferred Stock outstanding on the record date for such dividend or distribution as if such share had been converted into a share of Common Stock pursuant to the provisions of Section F of this Certificate.

(3)     Common Stock Dividends. Whenever all accrued and unpaid Series A Dividends and all interest accrued thereon shall have been paid, and not otherwise, the Board may declare a dividend or distribution upon the Common Stock out of funds legally available therefor in such amounts and at such times as the Board may determine. Dividends or distributions so declared by the Board shall be paid to the holders of shares of Common Stock, ratably in proportion to the number of shares of Common Stock held by each such holder (and each holder of Series A Preferred Stock pursuant to Section C(2) of this Certificate) on the date as of which the holders of Common Stock of record entitled to receive such dividends or distributions were determined.

D.      LIQUIDATION RIGHTS.

(1)     Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Available Assets of the Corporation shall be distributed to the stockholders of the Corporation in the following manner and priority (provided that if any Available Assets other than cash are to be distributed to the stockholders of the Corporation, then such non-cash Available Assets shall, to the greatest extent practicable, be distributed ratably, subject to the following priority):

(a)     First, the holders of each share of Series A Preferred Stock then outstanding shall receive out of the Available Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Assets on any Junior Securities, an amount per share equal to the Series A Liquidation Value with respect to each such share of Series A Preferred Stock (the “Series A Liquidation Preference”). If upon any Liquidation pursuant to this Section D(1) such Available Assets shall be insufficient to permit the holders of the Series A Preferred Stock to receive their full Series A Liquidation Preference, then such Available Assets shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the full Series A Liquidation Preference each such holder is otherwise entitled to receive.

(b)     After distribution to the holders of Series A Preferred Stock of their full Series A Liquidation Preference, the remaining Available Assets, if any, shall be distributed ratably among the holders of the then outstanding Series A Preferred Stock and Common Stock, based on the number of shares of Common Stock held (or deemed held) by each holder assuming all shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section F of this Certificate of Designation immediately prior to such Liquidation (determined without regard to Section F(5) hereof) as of the record date for the determination of holders of Common Stock entitled to share in the Available Assets upon Liquidation).

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(c)     Commencing sixty days following the Issuance Date, the following shall be deemed to be a Liquidation unless otherwise elected by the Majority Preferred A Holders: (i) the consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a Subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s issued and outstanding voting securities are transferred by the holders thereof to one or more acquiring parties in a single transaction or series or related transactions, or (ii) the sale, lease or other disposition, or the exclusive license, by the Corporation or any of its Subsidiaries of all or substantially all its assets in any transaction or series of related transactions. In the event of any such deemed Liquidation under this Section D(1)(c), all consideration payable to the stockholders of the Corporation in connection with a transaction described in clause (i) above, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with a transaction described in clause (ii) above, shall be, as applicable, paid by the purchaser or purchasers to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of the Series A Preferred Stock and any Junior Securities in accordance with the preferences and priorities set forth in Section D(1)(a) and (b) above, with such preferences and priorities specifically intended to be applicable in any such transaction described in clauses (i) and (ii) above as if such transaction were a Liquidation.

(d)     In addition to any other notice that may be required by the Nevada Revised Statutes, written notice of any Liquidation or deemed Liquidation stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than fifteen (15) days prior to the earlier of (i) the stockholders’ meeting called to approve such transaction or (ii) the closing of such transaction, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The first of such notices shall describe all material terms and conditions of the transaction and of Section D of this Certificate of Designation (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any being offered to the holders of the Series A Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described in Section D(1)(c) hereof) to be deemed a Liquidation of the Corporation) and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than twenty (20) days after the mailing by the Corporation of any notice of material changes as provided for herein; provided that such periods may be reduced upon the written consent of the Majority Preferred A Holders.

(2)     Non-Cash Consideration. In the event of a Liquidation that will involve the payment or distribution of any Available Assets other than cash (it being understood that the value of all cash shall be equal to the aggregate amount thereof), then the value of such non-cash Available Assets shall be their fair market value as determined in good faith by the Board (and written notice of the valuation of such non-cash Available Assets shall be delivered to each holder of Series A Preferred Stock promptly after the determination thereof by the Board); provided, however, that any Available Assets consisting of securities shall be valued as follows:

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(a)     The method of valuation of securities that have been registered under the Securities Act or are otherwise freely tradable without any volume or similar restrictions shall be as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) days prior to Liquidation;

(ii) if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to Liquidation; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)      The valuation of securities that are not freely tradable shall include an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

E.     VOTING. Each holder of outstanding shares of Series A Preferred Stock shall be entitled, at each meeting of stockholders of the Corporation (and with respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section F hereof and determined without regard to Section F(8) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Except as provided by law, holders of Series A Preferred Stock shall vote together with the holders Common Stock as a single class.

F.      CONVERSION RIGHTS.

(1)     Optional Conversion. The Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section F. Subject to the provisions of Section F(8), at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section F(6) at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section F shall be determined according to the following formula (the “Conversion Rate”): The Stated Value divided by the Conversion Price.

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(2)     Conversion Process. Upon the election to convert, each holder of Series A Preferred Stock shall surrender the certificate or certificates therefor (or the affidavit and indemnification referred to in Section H(2) of this Certificate of Designation with respect thereto in the event such certificate(s) has been lost, stolen or mutilated), duly endorsed or accompanied by duly endorsed stock powers, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). Thereupon the Corporation shall promptly (but in any event within five (5) business days) issue and deliver, or cause to be issued and delivered, to such holder, at no cost to such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and (ii) a certificate, executed by the Chief Financial Officer of the Corporation (or, if none, more senior officer of the Corporation), setting forth in reasonable detail the Conversion Rate utilized for such conversion and the method used for calculating the Conversion Rate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock (or the affidavit and indemnification referred to in Section H(2) of this Certificate of Designation with respect thereto) to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date and the rights of the holder with respect to such Series A Preferred Stock so converted shall cease (except with respect to the right to receive accrued and unpaid dividends and associated interest thereon, including the Series A Dividend, for the period prior to such Conversion, which shall survive as provided in Section C(1) of this Certificate of Designation). Notwithstanding the foregoing, if a conversion of Series A Preferred Stock is to be made in connection with any transaction affecting the Corporation, the holder may indicate in the Conversion Notice that the holder’s election to convert pursuant to Section F(1) is contingent on the consummation of such transaction, in which case such conversion shall not be deemed to be effective unless and until such transaction has been consummated.

(3)     Close of Transfer Books. The Corporation will not close its books against the transfer of shares of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of the Series A Preferred Stock as provided herein in any manner which interferes with the timely conversion of the Series A Preferred Stock.

(4)     Shares Issued Upon Conversion. The Corporation shall pay any and all issue taxes and other taxes and costs that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock. All shares of Common Stock which are issuable upon conversion of shares of Series A Preferred Stock, when issued, will be duly and validly issued and free from all taxes, liens, encumbrances and charges. The Corporation shall take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or governmental regulation.

(5)     Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock to the nearest whole share.

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(6)      Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section F(6).

(a)     Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date and while any Preferred Shares are outstanding, the Corporation issues or sells, or in accordance with this Section F(6) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation but excluding Excluded Securities) for no consideration or a consideration per share (the “New Securities Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such time (the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the New Securities Issuance Price under this Section F(6)(a), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants or sells any Options (not including Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section F(6)(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities (not including Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section F(6)(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section F(6)(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options (not including Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities (not including Excluded Securities), or the rate at which any Convertible Securities (not including Excluded Securities) are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section F(6)(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the holders of at least a majority of the Preferred Shares then outstanding. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. If the Required Holders and the Corporation are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within fifteen business days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(b)     Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)     Other Events. If any event occurs of the type contemplated by the provisions of this Section F(6) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

(d)     Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to this Section F(6), the Corporation will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Corporation will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(iii) The Corporation will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(7)     Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless notice of the proposed Fundamental Transaction shall be given to the holders of the Preferred Shares at least seventy-five (75) days prior to consummation of the proposed Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares. In the event of a Fundamental Transaction, the holders of the Preferred Shares shall have the right to convert all or a portion of their Preferred Shares in accordance with this Section F.

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(8)     Limitation on Beneficial Ownership. The Corporation shall not effect any conversion of Series A Preferred Stock, and no holder shall have the right to convert any Series A Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Series A Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing, the number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock not then convertible due to the limitations of this Section F(5) and beneficially owned by such person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such person or any of its affiliates.  For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Section, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) a more recent notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Corporation receives a Conversion Notice from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation (i) shall notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section, to exceed the Maximum Percentage, the holder must notify the Corporation of a reduced number of shares of Common Stock to be issued pursuant to such Conversion Notice (the number of shares by which such conversion is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Corporation shall return to the holder any shares of Series A Preferred Stock delivered by the holder for the Reduction Shares.  For any reason at any time, upon the written request of any holder of Series A Preferred Stock, the Corporation shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such holder and its affiliates since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the holder upon the conversion of the Series A Preferred Stock results in the holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer the Excess Shares.  As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Corporation shall return to the holder any shares of Series A Preferred Stock delivered by the holder for the Excess Shares.  Upon delivery of a written notice to the Corporation, any holder of Series A Preferred Stock may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 9.99%) specified in such notice; provided, that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the holder providing such written notice and not to any other holder.  In the event that the Corporation cannot issue any shares of Common Stock to a holder solely by reason of this Section F(5) (such shares, the “Limited Shares”), notwithstanding anything to the contrary contained herein, the Corporation shall not be required to pay cash in lieu of the payment that otherwise would have been made in such Limited Shares, but shall hold any such Limited Shares in abeyance for such holder until such time, if ever, that the delivery of such Limited Shares shall not cause the holder and its affiliates to exceed the Maximum Percentage, at which time such holder shall be delivered such Limited Shares to the extent such Limited Shares may be delivered to such holder without causing the holder and its affiliates to exceed the Maximum Percentage.  The provisions of this Section F(5) shall be construed and implemented in strict conformity with the terms of this Section F(5) and otherwise in a manner to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  For purposes of clarity, the shares of Common Stock underlying the shares of Series A Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of Series A Preferred Stock. Notwithstanding the foregoing, upon 60 days’ prior written notice received from the holder(s) of all of outstanding shares of Series A Preferred Stock requesting conversion of all outstanding shares in connection with a transaction pursuant to Section F(7) above, the Corporation shall convert all of the outstanding shares of Series A Preferred Stock without regard to the limitations of this Section F(5).

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(9)     Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

G.       OTHER SECURITIES. Subject to any limitations contained in this Certificate of Designation and the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series A Preferred Stock.

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H.        MISCELLANEOUS.

(1)       Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.

(2)       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall cancel, or cause to be cancelled, on its books such lost, stolen, destroyed or mutilated certificate and shall (at the Corporation’s expense) issue and deliver, or cause to be issued and delivered, in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the such lost, stolen, destroyed or mutilated certificate.

(3)       Notices, Consents, Etc. Except as otherwise set forth herein, any notices, consents or other communications required to be sent or given hereunder shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by first class, registered or certified mail, in all such cases with postage prepaid, or (c) delivered by a recognized overnight courier service to (x) the Corporation at its principal office and (y) any stockholder (and its legal counsel) at the addresses on record for such stockholder at the Corporation (unless otherwise indicated in writing by any such holder). The date of service of such notice shall be (i) the date such notice is personally delivered, (ii) five (5) days after the date of mailing if sent by domestic first class, certified or registered mail, (iii) ten (10) days after the date of mailing if sent by international first class, certified or registered mail and (iv) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

(4)       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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(5)      Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

(6)       Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(7)       Event of Default. In the event of a breach by the Corporation of any provision of Section C, Section D, Section E, Section F or Section G herein (each, a “Event of Default”), in addition to any other remedies as provided in Section H(4) herein (a) the Corporation shall, promptly and in any event within two Business Days of the date the Corporation first becomes aware of such Event of Default, provide written notice of such Event of Default to each holder of Series D Preferred Stock, and (b) the Preferred Dividend shall automatically on or as of the date of such Event of Default increase to a rate per annum of 20% of the Stated Value, payable in cash on a monthly basis on the 15th day of each month, without prejudice to any other remedy that may be available to the holders of Series D Preferred Stock, until such Event of Default is cured or remedied by the Corporation; provided, however, that notwithstanding the foregoing, holders of at least a majority of the outstanding shares of the Series D Preferred Stock may waive an Event of Default and the provisions of this Section H(7) with respect thereto.

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IN WITNESS WHEREOF, Balius Corp. has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be signed by Casey Cordes, its Chief Executive Officer, and David Steinberg, its Secretary, this 16th day of April, 2014.

BALIUS CORP.

By: /s/ Casey Cordes
Name: Casey Cordes
Title: Chief Executive Officer

Attest:

By:/s/ David Steinberg

Name:     David Steinberg

Title:    Secretary

[Signature Page to Certificate of Designation]

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EXHIBIT I

Balius Corp.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Balius Corp. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of Balius Corp., a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion: ____________________

Number of shares of Preferred Stock to be converted: __________________

Stock certificate no(s). of Preferred Stock to be converted: ____________________

The shares of Common Stock issuable upon such conversion have been sold pursuant to the

Registration Statement: YES ____          NO____

Please confirm the following information:

Conversion Price: ___________________

Number of shares of Common Stock to be issued: ____________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ____________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation, in the following name and to the following address:

Issue to:	____________________
____________________

Facsimile Number:	____________________

Authorization:	____________________
By: ________________
Title: _______________
Dated: ______________

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